Exhibit 99.1

Intellinetics Announces Rescheduling of Annual Meeting

COLUMBUS, OH – (August 16, 2022) – Intellinetics, Inc. (OTCQB: INLX) (the “Company”) announced that the Company’s 2022 Annual Meeting of Stockholders, set for August 17, 2022, at 3 p.m. has been cancelled and will be rescheduled, due to the Company’s anticipation of a lack of the required quorum.

A quorum consists of a majority of the shares entitled to vote. There were fewer than a majority of shares entitled to vote returned by proxy, and the Company does not expect enough stockholders to attend the meeting in person. The Company has recently retained a proxy solicitation firm and intends to reschedule its 2022 Annual Meeting of Stockholders, with a new record date and meeting date to be announced. Proxy materials will be revised and made available to all stockholders as of the new record date.

Important Information

This material may be deemed to be solicitation material in respect of the Annual Meeting to be rescheduled and held in approximately early November of 2022. In connection with the Annual Meeting, the Company will be filing a revised definitive proxy statement with the SEC. BEFORE MAKING ANY VOTING DECISIONS, SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING. The definitive proxy statement will be made available to stockholders who are entitled to vote at the Annual Meeting. The Company’s proxy statement and any other materials filed by the Company with the SEC will be available free of charge at the SEC’s website at sec.gov or the Company’s website intellinetics.com.

About Intellinetics, Inc.

Intellinetics, Inc., located in Columbus, Ohio, empowers organizations to manage, store and protect their important documents and data. The company offers its IntelliCloudTM content management platform, in addition to business process outsourcing (BPO), document and micrographics scanning services, and records storage. Intellinetics guides companies through the digital transformation process to reduce risk, strengthen compliance and enable anytime, anywhere access to mission critical forms and documents. From highly regulated industries like Healthcare/Human Service Providers, K-12, Public Safety, and State and Local Governments, to businesses looking to move away from paper-based processes, Intellinetics is the all-in-one, compliant, document management solution. For additional information, please visit www.intellinetics.com.

CONTACT:

Joe Spain, CFO

Intellinetics, Inc.

614.921.8170 investors@intellinetics.com